Exhibit 10.27

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of                          , 2007, between                                          LLC, a Delaware limited liability company (hereafter referred to as “Owner”), and KeyPoint Partners, LLC, a Massachusetts limited liability company (hereafter referred to as “Property Manager”);

RECITALS:

A.            Owner has acquired and owns the property described on Exhibit A (the “Property”), together with any and all improvements now or hereafter erected thereon, including an approximately                           square foot building located at                           (the “Building”, which together with the Property and any and all additional improvements or other buildings, parking structures, paved areas, landscaped areas, landscaping, sidewalks, bridges, tunnels, walkways, plazas and other common areas, and all fixtures, machinery, equipment and other property located within the Building or on the Property, including those belonging to or leased or licensed by or for Owner are hereinafter sometimes referred to as the “Premises”).

B.            Property Manager is experienced in the management, operation and maintenance of properties similar to the Premises;

C.            Owner desires to engage Property Manager as an independent contractor to manage, operate and maintain the Premises and to provide certain financial statements and reports to Owner with respect to the Premises and Property Manager desires to accept such engagement, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF THE PROPERTY MANAGER
AND GENERAL PROVISIONS

1.1           Appointment.  Owner hereby appoints and retains Property Manager as the exclusive property manager for the Premises, and Property Manager hereby accepts such appointment, in each case, commencing upon the date hereof and on the terms and conditions hereinafter set forth.

1.2           Property Manager.  Property Manager hereby represents to Owner that it is properly licensed in the States of Massachusetts, Connecticut and Rhode Island to perform all of the services required of it pursuant to this Agreement.  Property Manager represents that it is a professional in the field of management of real estate developments similar in nature to the Premises, in the area where the Premises are located, and possesses the skills, experience and personnel necessary for the effective and efficient first-class management and operation of the Premises and acknowledges that Owner is relying on this representation in entering into this Agreement.

1.3           General Duties of Property Manager.  (a) Property Manager shall institute and supervise all operational activities for and at the Premises, including, but not limited to, cleaning, landscaping, window washing, maintenance and operation of HVAC equipment, and all necessary maintenance of and repairs to the Premises, to the extent Owner’s funds are made available for such purposes.  Property Manager shall be responsible for all aspects of access to and security for the Premises and such responsibilities shall include, without limitation, the hiring of security guards, proper lighting and security measures for all portions of the Premises, including parking areas, stairwells, access control, fire prevention and proper evacuation signage and security safety programs for all tenants, subject to any limitations imposed by the current approved Budget.

(b)           Property Manager shall diligently perform its duties hereunder and shall devote sufficient time and effort to the Premises to insure that it manages the same in a manner commensurate with that of a first-class property manager of real estate developments of comparable size, character and quality to that of the Premises.  In addition to providing services specifically set forth in this Agreement, Property Manager shall perform such additional services as Owner may reasonably request in connection with the Premises, consistent with the status, type, size, quality and location of the Premises.  Property Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner’s assets.

1.4           Budget Limitations.  (a) In discharging its duties and responsibilities under this Agreement, except as otherwise specifically provided herein to the contrary, Property Manager shall at all times act in accordance with the approved Budget and pursuant to the objective of maximizing the economic return from such Premises to Owner.

(b)           Property Manager shall use its diligent good faith efforts to implement the terms of each approved Budget and shall exercise control over and shall expend or otherwise transfer rents and other sums received on behalf of Owner in accordance with the terms hereof.  Notwithstanding any other term or provision of this Agreement to the contrary, without the prior written consent of Owner, Property Manager is not authorized to enter into any contract, agreement, license, transaction or other arrangement, or make any expenditure or incur any obligation by or on behalf of Owner that varies materially from any applicable Budget (except to the extent provided in Section 2.7 hereof) or to enter into any contract, agreement, license, transaction or other arrangement which was not specifically provided for or contemplated in the applicable Budget, or amend, modify, extend or renew any contract, agreement, license, transaction or other arrangement which would cause a material variance from the applicable Budget, or amend, modify or extend or renew any contract, agreement, license, transaction or other arrangement which would cause the same to not comply with the provisions of the applicable Budget.  Notwithstanding anything herein to the contrary, Property Manager may make any emergency expenditures under the circumstances described in and in accordance with Section 2.7(b) hereof.

1.5           Major Decisions.  Notwithstanding any other provision of this Agreement to the contrary, Owner shall have the sole authority to authorize and approve all material matters pertaining to the Premises (each a “Major Decision”).  Except as otherwise expressly and specifically provided in this Agreement to the contrary, or as otherwise previously approved by Owner or otherwise previously approved or provided for in the current approved Budget,

Property Manager shall have no authority to take any action, expend any sum, make any decision or incur any obligation on behalf of Owner with respect to any Major Decision, unless such Major Decision has been expressly approved by Owner.

1.6           Related Party Contracts.  Notwithstanding any other provision of this Agreement to the contrary, regardless of whether such transaction is contemplated in any approved Budget, Property Manager shall have no authority to enter into or consummate any transaction or arrangement with itself or any Affiliate of Property Manager, or any partner, member, shareholder or other beneficial owner of any of the foregoing, or any other transaction in which Property Manager or any Affiliate of Property Manager has an actual or potential conflict of interest, without the express written consent and approval of Owner.  As a condition to obtaining such consent, Property Manager shall supply Owner with a copy of the proposed contract and shall state to Owner the affiliation or relationship between Property Manager or any of its Affiliates (or the person or persons in control of any of the foregoing or any of their Affiliates) and the party proposed to supply such goods or services, or both.  As used in this Agreement, the term “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interest of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of  ten percent (10%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.  For purposes of the definition of Affiliate, the term “control” (whether controlling, controlled by or under common control with), when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

1.7           Compliance With Mortgages.  (a) Nothing herein contained shall prevent Owner from causing the Premises or any interest therein (or any interest in Owner), or any portion thereof, from being directly or indirectly encumbered by one or more mortgages, deeds of trust or trust deeds in the nature of a mortgage.

(b)           Unless otherwise directed by Owner, Property Manager shall, solely with respect to the operation of the Premises and then only when supplied with sufficient mortgage information, use reasonable efforts to cause the operation of the Premises to comply with (i) all terms, conditions, covenants and obligations contained in any applicable mortgage or loan, including (without limitation) the obligation to prepare and deliver required financial statements and materials with respect to Owner and/or the Premises, or any substitute thereof, of which Property Manager is made aware, (ii) any and all leases or licenses at the Premises, (iii) organizational documents of Owner, of which Property Manager is made aware, and (iv) other agreements of which Property Manager is made aware that are executed by Owner and that relate to the Premises; provided, however, that it shall not be deemed a failure by Property Manager to perform its duties hereunder to the extent that the performance of any such duties require the expenditure of funds which are not made available to Property Manager for such purposes.  Property Manager acknowledges that the terms and provisions of any applicable mortgage or loan may provide different standards or requirements with respect to certain matters covered by this Agreement, and to the extent the provisions of this Agreement are inconsistent with restrictions imposed by any applicable mortgage or loan, the provisions of such mortgage or loan shall govern with respect to the matters covered hereby.  Property Manager agrees that so long as any such mortgage shall constitute a lien on all or any portion of the Premises, when any lender shall request in writing copies of any and all financial and other information required to be prepared or maintained by Owner pursuant to the terms and provisions of any loan agreement, Property Manager shall, at Owner’s expense, deliver same to such lender as often as such lender may request or as often as Owner may reasonably request.  Moreover, Property Manager shall allow, upon request of Owner, or any of its partners, members or shareholders, any person designated in writing by such lender to examine, audit, inspect and transcribe all books of accounts and other records relating to or reflecting the operation of the Premises (or any portion thereof).

(c)           Notwithstanding any other term, condition or provision of this Agreement, but subject to such additional terms, conditions and provisions as may be required by any lender under any financing of Owner or any of its Affiliates, at the request of Owner or any construction or other lender of Owner or any of its Affiliates, Property Manager shall take all such reasonable actions requested by Owner or such lender in order for this Agreement and the rights of Property Manager hereunder, including (without limitation) the right to receive payment of any management fee, to be expressly subordinate and inferior to the rights of any lender under any applicable loan agreement; provided, however, (i) if payments to Property Manager are terminated  as to these Premises, Property Manager may terminate this Agreement, as to such Premises, upon five (5) days prior written notice to the Owner or (ii) if payments to Property Manager are past due with respect to these Premises and Property Manager has given fifteen (15) days prior written notice to Owner in which to cure such default and such default has not been so cured, Property Manager may terminate this Agreement, as to such Premises.

1.8           Environmental Matters.  During the term of this Agreement, Property Manager will refrain from taking any action which would violate any Environmental Law.  To the extent it is necessary to conduct any Environmental Activity in connection with the performance of its duties hereunder, all Environmental Activities shall comply in all material respects with all Environmental Laws.  In the event Property Manager is grossly negligent with regard to or willfully violates the foregoing covenant, Property Manager agrees to indemnify and defend Owner, its Affiliates and the partners, members, shareholders, officers, directors and agents of any of the foregoing (collectively, with the Owner, the “Owner Indemnified Parties”) and hold each of the Owner Indemnified Parties harmless from and against any resulting loss, cost, damage, claim or expense (including, without limitation, reasonable attorney fees, accountant fees, consultant fees, court costs and interests), including from bodily injury or tangible property damage (collectively “Losses”) incurred by any Owner Indemnified Party.  The indemnities provided by Property Manager above shall apply whether or not such Losses are covered by insurance; provided the obligation of Property Manager with respect to such Losses shall be reduced by the amount of any such insurance actually collected by the indemnified party with respect to such Losses.  As used herein, the term “Environmental Law” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses or other governmental restrictions or requirements relating to the environment and the regulations adopted pursuant thereto.  The term “Environmental Activity” means any present or future storage, holding, existence, release, threatened release, emission, discharge, generation, processing, use, abatement, disposition, handling or transportation of any Hazardous Substance from, under, into or on the Premises, or otherwise relating to the Premises or the ownership, use, operation or occupancy of any improvements within the Premises, or any threat of such activity.  The term “Hazardous Substance” means any substance, material or waste which is regulated by any federal, state or local government or quasi-governmental authority and including without limitation, (i) any substance, material or waste defined, used or listed as “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance” or other similar or related terms as defined, used or listed in any Environmental Laws; (ii) any petroleum products, asbestos or polychlorinated biphenyls; (iii) any additional substances or materials which are now or hereafter hazardous or toxic substances under any Environmental Law relating to the Premises; and (iv) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “Hazardous Substance” for purposes of any Environmental Law.

1.9           REIT Limitations.  Property Manager acknowledges that Dividend Capital Total Realty Trust, an indirect owner of Owner, is an entity subject to tax as a real estate investment trust (a “REIT”) under Sections 856 through and including 860 of the Internal Revenue Code of 1986 (as amended, the “Code”), and as such, certain limitations apply to Owner, its assets, income and operations (“REIT Restrictions”).  Property Manager agrees to cooperate with Owner in connection with any such REIT Restrictions to which it is made aware (including the implementation thereof) and to use commercially reasonable efforts to comply with such REIT Restrictions and any and all related directives, written policies and instructions received from Owner.  Such REIT Restrictions include, but are not limited to, the following:

(a)           Property Manager shall not propose or enter into any Lease (including any sublease or other arrangement) on behalf of Owner which could cause the Owner or any of its Affiliates to receive or accrue amounts that do not qualify as “rents from real property” within the meaning of Code Section 856(d).

(b)           Property Manager shall not propose or enter into any Lease (including any sublease) on behalf of Owner with respect to personal property unless (i) such personal property is leased under, or in connection with, a lease of real property and (ii) the rent attributable to the personal property for each taxable year does not exceed 14% of the total rent for the taxable year attributable to both the real and personal property leased under or in connection with such lease, as determined under Code Section 856(d)(1) and the Treasury regulations thereunder.

(c)           Property Manager shall not propose or enter into any Lease or consent to any sublease or assignment with respect to any real or personal property if the determination of any amount under such lease, sublease or assignment depends in whole or in part on the income or profits derived by any person from such property; provided, however, that percentage rent based on gross income of the tenant is acceptable.

(d)           Property Manager shall not propose any transaction or enter into any transaction that would result in Owner receiving or accruing any amount that constitutes “impermissible tenant services income” (as defined in and for purposes of Code

Section 856(d)(7)(A)) in respect of any real or personal property of the Owner that exceeds 1% of all amounts received or accrued during a taxable year with respect to any such property.

(e)           Property Manager agrees to manage and operate the Premises and perform its services under the Agreement in accordance with any and all other REIT Restrictions to which Owner makes it aware.

Any dispute as to whether an activity of the Owner or Property Manager is in violation of this Section 1.9 shall be determined in the reasonable judgment of Owner.  Property Manager shall cooperate with Owner in connection with any proposed transaction and, on behalf of Owner, shall take all commercially reasonably measures to satisfy Owner’s concerns and alleviate any adverse consequences to Owner or any of its Affiliates resulting therefrom.

1.10         Authority.  Property Manager represents and warrants that (i) Property Manager is an entity duly authorized, validly existing and in good standing under the laws of the state in which Property Manager is formed and is qualified to do business in the state in which the Premises are located and all other states where Property Manager is required to be qualified to do business, (ii) Property Manager has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder and (iii) said execution, delivery and performance of all or any portion of its obligations under this Agreement does not require any consent or approval of any governmental authority, does not violate any provisions of law or any governmental order, and does not conflict with, result in a breach of, or constitute a default of the governing documents of Property Manager or any instrument to which Property Manager is a party or by which it or any of its Affiliates.

1.11         Nondiscrimination.  During the performance of this Agreement, Property Manager shall not discriminate unlawfully against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, mental disability, medical condition, marital status, age or sex.  Property Manager shall ensure that the evaluation and treatment of employees and applicants for employment are free of such discrimination.  Property Manager shall comply with the provisions of all applicable federal laws and the laws of the state in which the Premises are located with respect to fair employment and leasing statutes and all regulations promulgated thereunder.  Property Manager shall include the nondiscrimination and compliance provisions of this clause in any agreements with contractors and subcontractors engaged by Property Manager to perform work under this Agreement.

1.12         Limitation of Liability.

(a)           Owner’s liability to Property Manager hereunder shall be limited to the Premises and the proceeds thereof and Property Manager shall not look to any other property or assets of Owner or the property or assets of any of the Owner Parties (as defined below) in seeking either to enforce Owner’s obligations under this Agreement or to satisfy a judgment for Owner’s failure to perform such obligations.  Neither the direct or indirect shareholders, partners, members or other beneficial owners of Owner, nor the shareholders, partners, members, directors or officers of any of the foregoing (the “Owner Parties”) shall be liable for the performance of Owner’s obligations under this Agreement.

(b)           Owner shall not look to the property or assets of any of the Manager Parties (as defined below) in seeking either to enforce Property Manager’s obligations under this Agreement or to satisfy a judgment for Property Manager’s failure to perform such obligations.  Neither the direct or indirect shareholders, partners, members or other beneficial owners of Property Manager, nor the shareholders, partner, members, directors or officers of any of the foregoing (the “Manager Parties”) shall be liable for the performance of Property Manager’s obligations under this Agreement.  Except as otherwise provided herein, the Property Manger’s liability hereunder shall be limited to the greater of (i) the fees paid to date by the Owner or (ii) the dollar amount of required insurance coverage indicated on Exhibit E for the Property Manager for the applicable type of matter, as identified on Exhibit E; provided, however, the foregoing is a dollar limitation (regardless of actual insurance coverage maintained or collected) and it is not intended to, and does not, limit Property Manager’s liability to insurance proceeds or to matters that should be (but are not) covered by such insurance; provided further, such limitation shall not apply to any Loss (as defined below) to the extent arising from Manager Bad Acts (as defined below).

(c)           The terms of this Section 1.12 shall survive the expiration or earlier termination of this Agreement.

1.13         Defined Terms and References.  Capitalized terms used in this Agreement will have the meaning set forth herein.  The use of any term defined in this Agreement in its uncapitalized form indicates the word has its normal general meaning.  As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles, Exhibits, Addenda or Schedules are to Sections, Articles, Exhibits, Addenda or Schedules of or to this Agreement, (b) each accounting term has the meaning assigned to it in accordance with United States generally accepted accounting principles (“GAAP”), (c) all Exhibits, Schedules, Addenda and other attachments to this Agreement are specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, as fully as if the terms and provisions thereof had been included in this Agreement in their entirety, (d) the terms “include” and “including” are to be construed as if followed by the phrase “without limitation”, (e) the terms “and/or” are to be construed to mean that both cases apply or, either the first or the second case applies, as the circumstances may require, (f) the term “third party” means a Person that is not a party to this Agreement and is not an Affiliate of any party to this Agreement.

ARTICLE 2
THE PROPERTY MANAGER’S AGREEMENT

2.1           Specific Duties of Manager.  Property Manager agrees (i) to manage, maintain and operate the Premises so that all improvements included within the Premises shall be operated and maintained in keeping with building structures of comparable size, character and quality to that of the Premises, (ii) to comply with Owner’s accounting and other instructions, and (iii) to utilize the Property Manager’s staff as necessary to manage the Premises in the best interests of Owner, and in connection therewith and subject, in each case, to the provisions of Article 1:

(a)           To enter into, make and perform or supervise the performance of such contracts, agreements, and other undertakings, and to do such other acts, as it deems necessary or advisable for the operation, maintenance and management of the Premises pursuant to the terms of this Agreement (including, without limitation, contracts for electricity, gas, telephone, cleaning, groundskeeping, security, pest control, snow removal (if applicable) and other services as set forth in the most recently submitted and approved Budget).  All such contracts, agreements and undertakings shall be between Owner and the service provider and shall provide that they are terminable upon the earlier of thirty (30) days notice or a sale of the Premises (provided, however, Property Manager shall in each case review and negotiate each such contract, agreement or undertaking in accordance with this Agreement and instructions from Owner and present each such contract, agreement or undertaking to Owner for signature in the form recommended by Property Manager).  Once such contract, agreement or undertaking has been presented to and approved by Owner (in the form recommended by Property Manager), Property Manager may enter into such contract, agreement or undertaking on behalf of Owner.   No such contract, agreement or undertaking shall exceed or cause costs to exceed amounts set forth in the approved Budget, unless specifically approved in advance by Owner.  Property Manager shall maintain original counterparts of all such contracts, agreements and undertakings at Property Manager’s office.  No such contract, agreement or undertaking shall exceed or be for amounts exceeding usual and customary market rates for comparable services or products of like or similar quality in the area where the Premises are located.  Property Manager shall not, without the prior written consent of Owner, enter into any contract, agreement or undertaking unless such contract, agreement or undertaking is on commercially reasonable terms and the same shall (i) require such contractor to provide evidence of insurance at least equal to the amounts set forth on Exhibit E for contractors, (ii) prohibit any such contractors’ or subcontractors’ use or disposal of hazardous or toxic substances at the Premises without Owner’s prior written consent, (iii) be assignable to a new owner of the Premises on any direct or indirect sale or transfer of the Premises, without the contractors or subcontractors consent, or if not so assignable, then terminable immediately by Owner without cost, payment or penalty upon a direct or indirect sale or transfer of Owner’s interests in the Premises (or interests in Owner), (iv) be on arms length terms and conditions (x) with a person or entity that is not an Affiliate and (y) pursuant to which Property Manager or any Affiliate is not receiving any compensation, refund or preferential treatment not fully transferred and assigned to Owner.  Property Manager agrees to hire only qualified, reputable, licensed and insured contractors to work at the Premises;

(b)           Subject to Section 2.10, to select, employ, pay, supervise, direct and discharge all employees necessary in the operation and maintenance of the Premises;

(c)           To employ or engage such managers, building engineers, accountants, and other persons necessary or appropriate to manage and operate the Premises and to prepare the Reports (as hereinafter defined), consistent with the Budget; all space, services, equipment and software used, or any part thereof, shall be obtained, employed and paid for by Property Manager, with no right of reimbursement from Owner unless otherwise expressly approved by Owner;

(d)           At Owner’s request and upon express mutual agreement of the parties as to reasonable compensation to Property Manager therefore, to coordinate, supervise and arrange for the installation of improvements as may be requested by Owner or required by any now or thereafter existing lease of any portion of the Premises (each a “Lease” and collectively, the “Leases”) with the tenants thereunder (each a “Tenant” and collectively, the “Tenants”) at the inception of each Lease in accordance with plans and specifications approved by Owner in writing prior to the commencement of such installation (such installations being hereinafter referred to as the “Tenant Work”); provided that Owner and Property Manager have not previously agreed to any additional compensation for this Tenant Work and Property Manager desires to do the same, then Property Manager may collect a fee from the Tenant for the supervision of such work, subject to Owner’s prior written approval, which shall not be unreasonably withheld; and Property Manager agrees to indemnify and defend the Owner Indemnified Parties and hold the Owner Indemnified Parties harmless from and against any and all Losses which may be advanced by any such Tenant in connection with Tenant Work performed under Property Manager’s supervision;

(e)           To coordinate, supervise and arrange for the making of ordinary repairs, improvements and alterations and performing other services to the Premises, in accordance with plans and specifications approved by Owner in writing prior to the commencement of such repairs, improvements and alterations (such installation, making of repairs, improvements and alterations is hereinafter referred to collectively as “Work”); provided, however, any capital work in excess of $10,000 per project will be performed only upon Owner’s request and only upon Owner and Property Manager mutually agreeing as to reasonable compensation for such Work (Property Manager shall perform such Work for capital projects of $10,000 or less without additional compensation);

(f)            Not to perform any Tenant Work unless otherwise agreed between the parties (unless such Tenant Work has been specifically approved in the Budget);

(g)           Not to employ or otherwise contract with any corporation or other entity in which Property Manager (or any subsidiary, Affiliate, or related Person) shall have a financial interest for the purpose of performing any of the Work (including any Tenant Work), unless otherwise expressly approved by Owner;

(h)           To maintain current and accurate records reflecting the status of taxes, assessments, and other charges which are or may become a lien upon any of the Premises, and if reasonably sufficient information is supplied by Owner, the status of mortgage payments and ground lease payments (if any) and the status of insurance premiums and fire and hazard insurance coverage with respect to any of the Premises; if requested by Owner, to obtain, from time to time, all bills for the payment of such charges (including renewal premiums); and to pay all taxes, assessments and other charges which are or may become a lien upon any of the Premises and, if requested by Owner, all insurance premiums, mortgage payments and ground lease payments, prior to the applicable penalty or termination date, provided that Property Manager has knowledge of such insurance premiums, mortgages or ground leases;

(i)            To maintain a highly visible management presence and level of service to the Tenants; to handle complaints and requests from Tenants; to notify Owner promptly of any significant or repetitive complaint made by Tenants at the Premises;

(j)            To be reasonably available for communications with Owner and to keep Owner advised of items affecting the Premises, including demands, suits or legal proceedings issued or threatened against Owner of which Property Manager has knowledge; and to promptly notify Owner of:  (i) any requests by any Tenant at the Premises for a lease concession, amendment, extension or termination; (ii) any material default under any Lease; (iii) any bankruptcy filing or threatened bankruptcy filing effecting any Tenant at the Premises of which Property Manager is aware; (iv) any threatened condemnation or litigation affecting the Premises of which Property Manager is aware; and (v) any release or threatened release of hazardous substances in or around the Premises of which Property Manager is aware;

(k)           To notify Owner promptly (together with copies of supporting papers) of any notice of violation of any governmental requirements, any defect in the Premises, any fire or other material damage to the Premises and, in the case of any fire or other material damage within the coverage of any insurance policies thereon, to notify the insurance carrier promptly in accordance with the requirements of the insurance policies and within such time that an insurance adjuster may view the damage before any repairs are started, and to complete customary loss reports in connection with fire or other damage to the Premises;

(l)            To notify Owner promptly of any personal injury or property damage occurring at or on the Premises and which gives rise to, or might give rise to, a claim by Owner, any Tenant or a third party; and to immediately forward to Owner any summons, subpoena, or other legal document served upon Property Manager relating to actual or alleged potential liability of Owner, Property Manager, or the Premises;

(m)          To advise Owner of pertinent covenants in Leases in which the Tenants agree to hold Owner harmless with respect to liability from any accidents and/or to replace broken glass, and to secure from such Tenants and forward to Owner any certificates of insurance, and renewals thereof, required to be furnished by the terms of such Leases;

(n)           To instruct each Tenant to send all rents, revenues and other payments due or to become due under the Leases directly to the Depository Account, or to such other address as Owner may direct;

(o)           To receive and collect rent, revenues and other payments due or to become due to Owner by all Tenants and licensees at or on the Premises and all other payments, cash or income of any kind or nature due or to become due to Owner on account of the Premises which for any reason are not sent by the Tenants or other parties to the Depository Account and to deposit the same promptly in the Depository Account, as provided in Section 2.2 hereof, not later than the next Business Day (as hereinafter defined) following the receipt thereof.  For purposes of this Agreement “Business Day”

shall mean any day other than (i) a Saturday or Sunday, or (ii) a day on which banks generally are authorized or obligated by law or executive order to be closed.  In the event state law requires that Tenant security deposits be held in a separate account or if instructed to do so by Owner, such account shall be established by Property Manager, as approved by Owner;

(p)           To disburse funds from the Operating Account (as hereinafter defined) to pay all other costs and expenses incurred in connection with the Premises, subject to the Budget or otherwise as authorized by Owner, and in connection therewith, Property Manager shall exercise reasonable efforts to qualify for early payment, cash and trade discounts, refunds, rebates, credits and concessions, and Owner shall be credited with the full amount of any such discount, commission or compensation obtained or received by Property Manager, directly or indirectly, in connection with any such purchase;

(q)           To institute with the prior approval of Owner, all legal actions or proceedings for the collection of rent or other income from the Premises, for the enforcement of any obligations of the Tenants, licensees or others, or for the ousting or dispossessing of any Tenant or other person therefrom.  Owner reserves the right to designate counsel and to control litigation of any character affecting or arising out of the leasing or operation of the Premises, the enforcement of rent or other obligations, and the ousting or dispossessing of any Tenant or other person therefrom;

(r)            To advise Owner regarding the need, in Property Manager’s reasonable opinion, to challenge the real estate taxes for the Premises.  Property Manager shall furnish Owner with copies of all assessments notices and receipted tax bills;

(s)           To notify Owner immediately of any fire or other casualty, lawsuit or threat thereof involving the Premises, and to notify Owner of any alleged violations under governmental laws, rules, regulations, ordinances, or like provisions, whether or not relative to the use, repair and maintenance of the Premises; Property Manager will not bear responsibility for any such violation or noncompliance unless such violation or noncompliance is due to the gross negligence of Property Manager or its employees, including the failure of Property Manager to notify Owner and to take appropriate action with respect to such violations or noncompliance of which Property Manager has actual knowledge (to the extent authorized by the approved Budget for such year);

(t)            To reasonably comply with (i) all Leases, (ii) all laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal or other governmental authorities, courts, commissions, boards and officers, and (iii) the provisions of any contract which may be applicable to the Premises and the operation or management thereof and of which Property Manager has received a copy;

(u)           To make application for all consents, permits and approvals required pursuant to applicable zoning laws as approved by Owner;

(v)           At Owner’s request and direction, to cooperate with and assist Owner in all attempts by Owner to directly or indirectly sell or mortgage or otherwise finance all or any part of Owner’s interests in the Premises (or interests in Owner); including, but not limited to, answering prospective purchasers and lenders questions about the Premises or the Leases and notifying the Tenants about the direct or indirect sale of the Premises; and when requested by Owner, to (i) prepare (and update from time to time) a current rent roll (including security deposits, if any) with respect to the Leases, certified by Property Manager to be true, accurate and complete; (ii) prepare a list of all personal property owned or leased by Owner and used at or in the operation of the Premises; (iii) prepare a schedule of all trade, service and utility contracts affecting the Premises accompanied by copies of the same; (iv) promptly obtain from the Tenants (A) subordination, non-disturbance and attornment agreements, (B) lease estoppel certificates, and (C) such other certificates or agreement as Owner or any prospective purchaser or lender may require, in each case on a form reasonably satisfactory to Owner or any such purchaser or lender; (v) assist with the apportionment of all income, receivables and expenses for the Premises; and (vi) review representations and warranties and notify Owner, in writing, of any errors or required modifications; and to provide all accounting and reporting of cash disbursements for sixty (60) calendar days after the date of any such sale (such cooperation shall not give rise to any claim by Property Manager for a commission or any compensation for such services); provided, however, Property Manager shall not be required to perform such services more than once during any thirty-six (36) consecutive month period without additional reasonable compensation.

Notwithstanding anything herein to the contrary, Property Manager may not enter into any Lease or amend, modify, waive or vary the terms of any Lease.

2.2           Bank Accounts.  Owner anticipates establishing a depository account (the “Depository Account”) at a bank selected by Owner, including as required by any lender (which bank or any replacement bank named by Owner is the “Bank”), to which Depository Account all the Tenants are to send all rents, revenues and payments due or to become due under the Leases.  Owner has instructed or will instruct the Bank to deposit the funds so received into the Depository Account; and subject to any requirements of any lender, Owner anticipates instructing the Bank to transfer sufficient funds from the applicable Depository Account for the Premises to a separate operating account for the Premises (the “Operating Account”), as established by Owner at the Bank, sufficient to cover the projected disbursements from the Operating Account.  Owner shall have the right to approve the persons having signing authority with respect to the Operating Accounts; and provided further that any check or withdrawal for an amount of $10,000.00 or more shall require two signatures.

2.3           Reports.  As to the Premises, Property Manager agrees to render to Owner, on or before the tenth (10th) day of each month for the preceding month in a form as reasonably required and detailed in advance from time to time by Owner, the statements and the other reports listed in Exhibit C (the “Reports”).

2.4           Records.  Property Manager agrees to maintain, in its offices in Burlington, Massachusetts, current and accurate records and accounts of all transactions pertaining to the operation of the Premises and the funds received and disbursed incident thereto, such records and accounts to be maintained on an accrual and cash basis in accordance with GAAP applied on a consistent basis from year to year, using Owner’s MRI accounting software (through an internet logon), or any reasonable substitute proposed by Owner and approved by Property Manager (such approval not to be unreasonably withheld).  Such files, books and records shall at all times be the property of Owner.  After the termination or expiration of this Agreement, Property Manager shall retain canceled checks as to the Premises (except canceled checks forwarded to Owner in lieu of receipts), all employment records, and all other records with respect to the management or operation of the Premises as provided in Sections 6.2 and 6.3 hereof.  This Section 2.4 shall survive the termination or expiration of this Agreement.

2.5           Accounting Controls.  Property Manager shall ensure such control over accounting and financial transactions as is reasonably required to protect Owner’s assets from loss or diminution due to error or fraudulent activity on the part of Property Manager’s associates or employees.

2.6           Proposed Operating Budgets.  Not later than October 1, as to the succeeding calendar year, Property Manager shall prepare and submit in draft form to Owner, at the addresses set forth in Exhibit B for Owner, a proposed operating budget for the promotion, operation, repair and maintenance of the Premises.  It is understood and agreed that, in order to prepare said proposed operating budgets, Property Manager must have received a budget of leasing expenses from the leasing agent for the Premises and Owner will cause the leasing agents (other than Property Manager) to provide to Property Manager a budget of leasing expenses not later than each September 15th, commencing September 15, 2007, as to the succeeding fiscal year.  Owner has the exclusive right and power to approve any such proposed form of budget, together with any revisions made by Owner, and if Property Manager fails to timely prepare and submit in draft form any such proposed budget, Owner is authorized to prepare such budget.

2.7           Approved Budget.  (a) Owner will consider the proposed budgets and will then consult with Property Manager in the ensuing period prior to the commencement of the next succeeding calendar year in order to authorize an approved budget (as approved by Owner, the “Budget”) for the Premises for the next succeeding calendar year.  If by January 1 of each fiscal year, Owner has not authorized an approved Budget as to the Premises for such year, then;

(i)            any items or portions thereof and amounts of expenses which have been so approved, shall become operative immediately and Property Manager shall be entitled to expend funds in accordance with those operative provisions (without duplication); and

(ii)           Property Manager will be entitled to expend, in respect of non-capital, recurring expenses in any quarter of the then current fiscal year, an amount equal to the lesser of actual expenses incurred or the amount for such non-capital, recurring expenses in the approved Budget for the corresponding quarter of the immediately preceding fiscal year, as set forth on the immediately preceding approved Budget, after giving effect to any dispositions or other material changes to the Premises during the prior or current year.

(b)           The parties anticipate agreeing to an initial approved Budget within thirty (30) days of the execution of this Agreement.  In the absence of an approved Budget, the

Property Manager shall have no authority to authorize or approve any matter or take any action, expend any sum, make any decision or incur any obligation on behalf of Owner or any of its Affiliates, without the express written consent or approval of the Owner.

(c)           Property Manager shall secure Owner’s prior written approval for any expenditure that would, together with other expenses incurred to date or projected to be incurred for the remainder of such fiscal year, result in an excess over the annual Budgeted amount for the Premises in any one accounting category of the Budget for the Premises equal to the greater of $5,000 or five percent (5%) of the applicable Budget line item amount (on a per property basis); provided, however, in the event Property Manager reasonably believes that an expenditure in excess of such permitted amounts is necessary to prevent imminent harm to persons or property at the Premises or to prevent an imminent threat of suspension of essential services to the Premises (“Emergencies”), Property Manager is authorized to incur and pay such sum on behalf of Owner (not to exceed $25,000 per year in the aggregate for each such Emergency, or such additional amount as reasonably necessary with regard to Emergencies that are life threatening to persons at the Premises, not to exceed $50,000 per year in the aggregate for all such Emergencies), provided, however, to the extent reasonably practical, prior to taking any action or expending any funds pursuant to the provisions of this Section 2.7, Property Manager shall provide Owner with prompt written notice of its intention to act in accordance with the provisions of this Section 2.7 (together with Property Manager’s best estimate of the cost to be incurred or the funds to be expended) prior to the taking of such action or expending such funds, and in the event such prior written notice is not practical, Property Manager may act without such notice and without Owner’s consent, provided Property Manager shall thereafter give Owner prompt written notice of any such action or the expenditure of any funds pursuant to the provisions of this Section 2.7 (with reasonable details).

(d)           During each calendar year Property Manager shall promptly inform Owner of any major increases in costs and expenses that were not foreseen during the budget preparation period and thus were not reflected in the Budget for the Premises and Owner shall promptly consider in good faith whether the Budget should be amended by reason thereof.

2.8           Owner’s Right to Conduct Audit.  At all times and from time to time during the term of this Agreement and at all times and from time to time during the period following the expiration or termination of this Agreement while any records are to be retained by Property Manager in accordance with this Agreement, Owner shall have the right to examine, copy and audit any and all of the books, records, files and other information of Property Manager, or held by another for Property Manager on its behalf, concerning this Agreement, the Premises or Owner, by using its own internal auditors or employing independent auditors, upon reasonable notice to Property Manager and during normal business hours or at such other times as might be reasonable under applicable circumstances.  Costs associated with conducting such audits by internal or independent auditors shall be borne by Owner, except as provided below.  Should Owner’s employees or agents discover any weaknesses in internal control or errors in record keeping, these shall be communicated to Property Manager in writing and Property Manager shall correct such discrepancies either upon discovery or within a reasonable period of time after notification by Owner.  Property Manager shall inform Owner in writing of the action taken or to be taken to correct such audit discrepancies.  The books of accounts and all other records relating to or reflecting the operations of the Premises shall at all times be the property of Owner and shall be available to Owner and its auditors at all reasonable times for examination, audit, inspection, transcription and reproduction with reasonable notice to Property Manager.  However, if any audit conducted by or on behalf of Owner reveals a discrepancy in excess of five percent (5%), and greater than $10,000, for any major line item (i.e., base rent, operating expenses, total cleaning, total repairs and maintenance, etc.), Property Manager shall be responsible for the reasonable expenses of such audit.  This Section 2.8 shall survive the termination or expiration of this Agreement.

2.9           Tenant Relations.  Property Manager agrees to use Property Manager’s best efforts to maintain tenant relations.  Both parties acknowledge that Property Manager is not performing brokerage or leasing services pursuant to this Agreement and that Owner may from time to time engage one or more real estate brokers or leasing agents for this purpose, which may or may not be Property Manager or an affiliate of Property Manager, at the sole discretion of Owner.

2.10         Employment of Personnel.  In addition to the requirements of Section 2.1(b), Property Manager agrees to hire, pay, supervise and discharge, as appropriate, all employees necessary for the performance of its obligations under this Agreement.  All such personnel shall be the employees or independent contractors of Property Manager and not of Owner.  All matters pertaining to the employment of such employees or independent contractors shall be the sole responsibility of Property Manager, and Owner shall bear absolutely no responsibility or liability therefore.  Property Manager shall fully comply with all applicable laws and regulations concerning workers compensation, social security, unemployment, tax withholding and reporting, hours of labor, wages, working conditions and all other laws affecting or respecting the employment of such employees or independent contractors.  Property Manager shall have no authority to enter into any employment contract which purports to be on behalf of Owner or which otherwise obligates Owner in any respect.  Owner reserves the right from time to time and at any time to require that employees presently or prospectively performing any aspect of services hereunder be subject to a satisfactory security check performed by or on behalf of Property Manager.  Property Manager shall hold Owner harmless from all claims for penalties, costs and damages that may be assessed under any law or any rule or regulation thereunder with respect to its failure to comply with the foregoing responsibilities.  Property Manager represents that it is, and will continue to be, an equal opportunity employer and will advertise as such.  This Agreement is not one of agency by Property Manager for Owner, but one pursuant to which Property Manager is engaged in the business of managing properties on its own behalf as an independent contractor.  As such, all employment arrangements are therefore solely Property Manager’s concern and Owner shall have no liability or obligation with respect thereto.  Property Manager will, in the hiring of all employees and in retaining independent contractors, use diligence to select qualified, competent and trustworthy employees and independent contractors.

2.11         Rules and Regulations.  Subject to the approval of Owner, and if requested by Owner, Property Manager agrees to draft and promulgate reasonable rules and regulations relating to the occupancy, use and operation of the Premises (including rules relating to signage), and to enforce the same as promulgated, as well as such other regulations as Owner may require, including but not limited to, tenant insurance requirements.  Property Manager shall draft and implement standard operating procedures, an organizational chart and emergency, contingency and security plans for the Premises, all of which shall be submitted to Owner for its review and written approval.

ARTICLE 3
OWNER’S AGREEMENTS

3.1           Documents and Records.  Owner shall promptly furnish Property Manager with all documents and records required to properly manage the Premises, including but not limited to Leases, records of rental payments, loan payment information, and copies of existing service contracts, to the extent in Owner’s possession.

3.2           Direct Payments.  Owner, at its option, and upon notice to Property Manager, may pay directly all taxes, special assessments, insurance premiums, mortgage payments, ground lease payments and rent for the real property in which the Premises are located.

ARTICLE 4
INSURANCE AND INDEMNITY

4.1           Insurance Coverage.  Property Manager shall consult with Owner and shall recommend to Owner insurance companies and policies for such insurance coverage as Owner and Owner’s lender or lenders may require.  During the term of this Agreement, Owner will obtain and keep in full force insurance meeting the requirements set forth on Exhibit E attached hereto for Owner’s insurance (or as Owner shall otherwise determine).  Such insurance shall be primary in coverage to any similar insurance maintained by Property Manager and shall name Property Manager as an additional insured.  Property Manager, at its sole cost and expense, shall procure and maintain the insurance, as described on Exhibit E for Property Manager’s insurance, in amounts not less than the amounts set forth on Exhibit E, including Employee Theft/Comprehensive Crime Insurance, and Property Manager hereby assigns all proceeds of any employee theft or comprehensive crime insurance or fidelity bond, as it relates to the Premises, to Owner and agrees to execute such further assignments and notices thereof as shall be required by Owner.  Property Manager shall require that all contractors and subcontractors brought onto the Premises have insurance coverage, at the contractor’s or subcontractor’s expense, in the amount set forth on Exhibit E for contractors insurance.

4.2           Information.  Property Manager shall furnish whatever information is reasonably requested by Owner and in Property Manager’s possession for the purpose of determining the proper levels of insurance coverage.

4.3           Owner Indemnity.  Property Manager agrees to use a degree of care that would be exercised by a first-class and prudent property manager in the same or similar circumstances in the performance of its duties and obligations hereunder.  Other than with regard to the Manager Bad Acts (as defined below), Owner agrees to indemnify and defend Property Manager, its Affiliates and the partners, members, shareholders, officers, directors and agents of any of the foregoing (the “Property Manager Indemnified Parties”) and hold each of the Property Manager Indemnified Parties harmless from and against any and all Losses arising out of, or resulting from, the good faith exercise of Property Manager’s judgment, consistent with said standard of care, with respect to such duties and obligations, and Owner shall have no claim against Property Manager (a) by reason of any act or omission in such exercise of such judgment relative to the performance of said duties and obligations, provided Property Manager was not grossly negligent or guilty of willful misconduct or fraud and (b) for any Losses for which Owner has otherwise been reimbursed by the insurance required under Section 4.1.  It is expressly understood and agreed that the provisions of this Section 4.3 shall survive the termination of this Agreement to the extent of any cause of action arising from events occurring prior to such termination.

4.4           Property Manager Indemnity.  Property Manager agrees to indemnify and defend each of the Owner Indemnified Parties, and hold the Owner Indemnified Parties harmless, against and from all Losses which any of the Owner Indemnified Parties may suffer or incur by or on behalf of any person, firm or corporation due to or arising out of any gross negligence, willful misconduct or fraud on the part of Property Manager, its employees, agents or independent contractors (or others under the direction or control of Property Manager), or Property Manager’s breach of its obligations under this Agreement or any act outside the scope of Property Manager’s authority hereunder (collectively, the “Manager Bad Acts”).  Notwithstanding the foregoing, provided Property Manager has exercised reasonable caution and care in selecting or recommending third party vendors and provided Property Manager has confirmed that such third party vendors have the types of insurance coverage, and in amounts at least equal to those amounts, set forth on Exhibit E for contractor’s insurance, Property Manager shall not be liable for Losses to the extent caused by any such third party vendor hired to provide services at the Premises.  It is expressly understood and agreed that the provisions of this Section 4.4 shall survive the termination of this Agreement to the extent of any cause of action arising from events occurring prior to such termination.

4.5           Waiver of Claims.  If any applicable insurance policy is not invalidated by such waiver and release, Owner and Property Manager hereby waive and release any claim, demand or right, including all rights of subrogation, they and all others under them, including any insurer, might otherwise have to recover from the other party, or their contractors or employees, for damage to or destruction of any of their real or personal property situated on the Premises resulting from the negligence of the other party, or their contractors or employees, to the extent that Owner or Property Manager, as the case may be, is compensated by insurance for such damage or destruction.  If necessary, Owner and Property Manager shall obtain any necessary waiver from their respective insurers.

ARTICLE 5
MANAGEMENT FEES

5.1           Management Fees.  As management fees for services to be performed by Property Manager in managing, operating and maintaining the Premises in accordance with the provisions of this Agreement, during the term of this Agreement and provided Property Manager is not in material default hereunder, Owner agrees to pay to Property Manager monthly compensation on the basis specified in Exhibit D.

5.2           Expenses/Costs Reimbursements.  To the extent specifically set forth or contemplated in the current applicable Budget, all payments made or expenses incurred by Property Manager in the performance of the services provided for in this Agreement shall be paid or reimbursed by Owner, except as provided below.  Notwithstanding Section 5.2(a) or (h) below, to the extent specifically set forth or contemplated in the current applicable Budget, Property Manager shall be entitled to be reimbursed for (i) allocable costs for two (2) maintenance personnel (including the cost of salary, wages, payroll taxes, insurance, workers compensation, pension benefits and any other benefits paid by Property Manager) and (ii) reasonable allocable costs of two (2) maintenance vehicles (such costs and expenses in clause (i) and (ii) to be allocated on a reasonable basis, as approved by Owner, among all properties owned by Owner or its Affiliates and managed by Property Manager or its Affiliates and other properties managed by Property Manager or its Affiliates to which such maintenance personnel devote any time to or to which such maintenance vehicles are utilized).  To the extent such payments or expenses are not specifically set forth or contemplated in the current applicable Budget, Property Manager shall be responsible for payment of such expenses from its management fee.  The following expenses or costs incurred by or on behalf of Property Manager in connection with the management of the Premises shall be at the sole cost and expense of Property Manager and shall not be reimbursable by Owner:(1)

(a)           Except as set forth above in the opening paragraph of this Section 5.2, costs of gross salary and wages, payroll taxes, insurance, workers compensation, pension benefits and any other benefits or compensation of Property Manager’s employees or personnel not permanently working on-site at the Premises, except as otherwise expressly and specifically provided in the applicable Budget (costs of on-site personnel will only be reimbursed to Property Manager to the extent consistent with a schedule thereof approved by Owner and attached to the applicable Budget, which schedule shall set forth each individual, the position or title, name, annual salary range (or if applicable, hourly rates) and all other benefits and the percent of time devoted to the Premises);

(b)           General accounting and reporting services, as such services are considered to be within the reasonable scope of Property Manager’s responsibilities to Owner;

(c)           Costs of forms, paper, stationery, ledgers and other supplies and equipment used in any office of Property Manager;

(d)           Costs or pro rata costs of telephone and general office expenses incurred at or in connection with the Premises by Property Manager for the operation and management of properties other than the Premises;

(e)           Costs or pro rata costs of electronic data processing equipment, whether located at the Premises or at any other offices of Property Manager;

(f)            Costs or pro rata costs of electronic data processing, for data processing provided by computer service companies;

(1)  Property Manager will be entitled to reasonable and necessary mileage reimbursements for its employees with regard to the Sandwich, Hyannis, Harwich, Wareham and Orleans projects and with regard to projects in Cranston, Rhode Island, and Meriden, Connecticut.

(g)           Costs of all bonuses, profit sharing or any other pay advances by Property Manager to its agents or employees, except as individually approved in writing by Owner for on-site personnel;

(h)           Except as set forth above in the opening paragraph of this Section 5.2, costs of any automobile purchase, lease and/or rental, unless directly furnished by Owner and included within the applicable Budget;

(i)            Costs of comprehensive crime insurance or fidelity bond purchased by Property Manager for its own account;

(j)            Costs for meals, travel or hotel accommodations;

(k)           Costs of Property Manager’s employee training or continuing education or licensing fees or costs;

(l)            Costs or regional allocations for support for the personnel engaged or employed by Property Manager with respect to the operation of the Premises;

(m)          Costs of Property Manager’s membership in trade organizations;

(n)           Miscellaneous educational costs of Property Manager or its agents, employees, officers or independent contractors;

(o)           Political or charitable contributions by Property Manager or its employees or agents;

(p)           Costs incurred as a result of Property Manager’s breach of this Agreement, or the negligence, willful misconduct or fraud of Property Manager, any one or more of its Affiliates or its or their officers, directors, employees, independent contractors, agents or other representatives;

(q)           Fees paid to any employment agent, agency or similar service provided, unless approved in advance by Owner in writing; and

(r)            Overhead and administrative expenses of Property Manager.

ARTICLE 6
MISCELLANEOUS

6.1           Termination.  (a) Notwithstanding anything herein to the contrary, this Agreement will terminate as to the Premises upon the earlier of:  (i) the date on which title to the Premises ceases, for any reason, including without limitation a sale, condemnation, a foreclosure or a conveyance in lieu of foreclosure, to be owned by Owner; (ii) the earliest of (A) thirty (30) days after Property Manager receives written notice (x) of a default in its performance of any of the terms and conditions of this Agreement, (y) it has been negligent in the management, operation, maintenance or servicing of the Premises, or (z) it has failed to follow Owner’s specific directions on any material matter; provided in each case that such default is continuing and remains uncured thirty (30) days after receipt of such written notice, or (B) the date on which Property Manager makes any assignment for the benefit of creditors, commits any act of bankruptcy, or files a petition under any bankruptcy or insolvency law, or (C) sixty (60) days after any similar petition is filed against Property Manager by another party, provided such petition remains undismissed sixty (60) days after such filing; (iii) the date on which Property Manager fails to maintain any material license or permit necessary for the operation of the Premises; (iv) thirty (30) days after Owner or any of its Affiliates have the right to terminate Property Manager or any of its Affiliates under any other property management agreement (or other similar contract or arrangement) with regard to any other property owned by Owner or any of its Affiliates; or (v) thirty (30) days after Property Manager receives written notice of termination of this Agreement from Owner, with or without cause.

(b)           This Agreement may be terminated by Manager (i) as provided in Section 1.7(c) or (ii) at any time upon sixty (60) days prior written notice to Owner, with or without cause.

6.2           Record Retention.  Upon the expiration or termination of this Agreement for any reason, the parties will cooperate with each other to effect an efficient and smooth transition of responsibility with respect to the management and recordkeeping of the Premises and Property Manager, as directed by Owner, either will (i) at Owner’s expense, immediately deliver all documents, files, books, paper, accounts and computer files and/or software (if such software is owned by Owner) relating to the Premises that are in Property Manager’s possession or under Property Manager’s control (the “Records”) to the control of Owner, or (ii) at Owner’s expense, hold the Records for not less than twelve (12) months, provided, however, that (x) if Property Manager intends to dispose of the Records at any time after twelve (12) months following the expiration or termination of this Agreement, Property Manager shall first give Owner written notice of its intent to dispose of the Records and offer to deliver the Records to Owner; unless Owner requests that Property Manager dispose of the Records, by written notice to Property Manager within thirty (30) days following such notice from Property Manager, Property Manager shall deliver the Records to Owner immediately following the end of such thirty (30) day period; and (y) at any time while Property Manager is holding the Records following the expiration or termination of this Agreement, Property Manager shall deliver the Records to Owner immediately following written request therefore from Owner.  Property Manager may make and maintain copies of such records for its files at Property Manager’s expense.  At Owner’s request, Property Manager shall notify all the Tenants of any change in payment instructions and all other parties, including but not limited to tax authorities, of any change in billing address.

6.3           Manager’s Additional Obligations After Terminations.  In addition, upon the expiration or termination of this Agreement for any reason, Property Manager shall:  (a) deliver to Owner, or to such other person or persons designated by Owner all funds attributable to the Premises in the possession of Property Manager and belonging to Owner or received by Property Manager pursuant to the terms of this Agreement (including any funds attributable to the Premises and due to Owner under this Agreement but received after such termination); (b) deliver to Owner, all materials, supplies, keys, contracts, documents, plans, specifications, promotional materials and other materials pertaining to the Premises; and (c) at the election of Owner, assign, transfer or convey to such person or persons designated by Owner any service contract and personal property related to or used in the operation and maintenance of the Premises.  Property Manager shall, at its cost and expense, remove all signs that it may have placed at the Premises indicating that it is manager of the Premises.  Property Manager shall also, for a period of ninety (90) days after such expiration or termination, make itself available to consult with and advise Owner, or such other person or persons designated by Owner, regarding the operation and maintenance of the Premises on a reasonable hourly fee basis.

6.4           Authorized Representatives.  Owner from time to time shall designate to Property Manager in writing the duly authorized representative or representatives of Owner (the initial designation being contained in Exhibit B hereto).  For purposes of this Agreement, any statement, notice, recommendation, request, demand, consent or approval to Property Manager under this Agreement shall be in writing and shall be deemed given by Owner when (a) sent by any such designated person (as to Owner) by internet email, return receipt requested (or similar confirmation of receipt) or (b) signed by any such designated person or persons (as to Owner) and (i) delivered personally to a representative of Property Manager, (ii) mailed by Certified Mail, Return Receipt Requested, postage prepaid, addressed to Property Manager at the last designated address given to Owner or (iii) delivered by fax with confirmation of receipt.  Any statement, notice, recommendation, request, demand, consent or approval to Owner under this Agreement shall be in writing and shall be deemed given by Property Manager when signed by any authorized representative of Property Manager and (i) delivered personally to a representative of Owner, (ii) mailed by Certified Mail, Return Receipt requested, postage prepaid, addressed to Owner’s designated representative at the last address furnished to Property Manager or (iii) delivered by fax with confirmation of receipt.  Either party may, by written notice, from time to time designate a different address or different individuals as its authorized representative or representatives.

6.5           No Agency.  Except as otherwise expressly and specifically provided in this Agreement, nothing herein shall be interpreted and the relationship of Owner and Property Manager shall not be construed to establish Property Manager as an agent of Owner or to create a joint venture or partnership between Property Manager and Owner.  Neither party to this Agreement shall borrow money in the name of, or on behalf of, the other.  It is the express intent of Owner and Property Manager, and this Agreement shall be so construed, that the rights and duties hereby granted by Owner to Property Manager, and assumed by Property Manager, are those of an independent contractor only, and that Property Manager shall not at any time be an employee or agent of Owner, subject to the provisions of this Agreement.

6.6           No Waiver.  The failure of Owner to seek redress for breach or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver thereof, and Owner shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a breach.

6.7           Captions.  The captions of this Agreement are inserted only for the purpose of convenient reference and do not define, limit or prescribe the scope or intent of this Agreement or any part hereof.

6.8           Entire Agreement.  This Agreement embodies the entire understanding of the parties and there are no further agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

6.9           Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be reasonably required by law, or as may be required to carry out the intent and purposes of this Agreement.

6.10         Attorney Fees.  In the event of any litigation, arbitration or other dispute arising as a result of or by reason of the breach of this Agreement or the failure to comply with the terms hereof, the prevailing party in any such litigation, arbitration and other disputes shall recover, in addition to any other damages assessed, its reasonable attorney fees, and all other costs and expenses incurred in connection with settling or resolving such dispute.  The attorney fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall not be awarded for any supplemental proceeding until the final judgment is satisfied in full.  In addition to the foregoing award of attorney fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure relating to this Agreement shall recover its reasonable attorney fees incurred in any post judgment proceeding to collect or enforce the judgment.  This attorney fees provision is separate and several and shall survive the merger of the Agreement into any judgment.

6.11         Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party to this Agreement shall impair or affect the right of such person thereafter to exercise the same.  Any extension of time or other indulgence granted to any party to this Agreement hereunder shall not otherwise alter or affect any power, remedy or right of any other party to this Agreement, or the obligations of the person to whom such extension or indulgence is granted.

6.12         Survival of Rights.  Subject to Section 6.19, this Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sales, operation of law or otherwise.

6.13         Severability.  In the event all or any part of any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision or part thereof so voided shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

6.14         Construction.  This Agreement shall be construed according to its fair meaning and not strictly for or against any party to this Agreement.

6.15         Waiver of Right to Jury.  WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL.  THIS WAIVER IS KNOWINGLY,

INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES HERETO AND EACH ACKNOWLEDGES THAT NO OTHER PARTY HERETO NOR ANY PERSON ACTING ON BEHALF OF ANY OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

6.16         Third-Party Beneficiary.  There are no third-party beneficiaries of this Agreement.

6.17         Publicity.  Neither Property Manager nor any of its affiliates, officers, agents or representatives shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition or disposition of the Premises or any additional property, or any portion thereof, without the consent of Owner.

6.18         Confidentiality.  (a) The terms of this Agreement, the identity of any person with whom Owner may be holding discussions with respect to any lease, investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the Premises or the conduct of the business and affairs of Owner or the relative or absolute rights or interests of Owner (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by Owner is confidential and proprietary information of Owner, the disclosure of which would cause irreparable harm to Owner.  Accordingly, Property Manager represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and affiliates not to, disclose to any person, any Confidential Information until Owner has publicly disclosed the Confidential Information and has notified Property Manager that it has done so; provided, however, Property Manager (or its Affiliates) may disclose such Confidential Information to its counsel or if required by law or pursuant to any court order, subpoena or similar process (provided that before making any disclosure of Confidential Information required by law, Property Manager will notify Owner and provide Owner with a copy of the proposed disclosure and opportunity to comment thereon before the disclosure is made) or necessary for it to perform any of its duties or obligations hereunder.

(b)           Subject to the provisions of subparagraph (a) above, Property Manager agrees not to disclose any Confidential Information to any person (other than the person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee of any suit, action or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information.  Property Manager hereby consents in advance to any motion for any protective order as being intended by the movant to implement the purposes of this Section 6.18, provided that, if Property Manager receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by

Property Manager, then Property Manager may disclose the Confidential Information to the extent required, if Property Manager as promptly as practical (i) notifies Owner of the existence, terms and circumstances of the order, (ii) consults in good faith with Owner on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that Owner designates.  The costs (including, without limitations, attorneys fees and expenses) of obtaining a protective order covering Confidential Information designated by Owner will be borne by Owner.

(c)           The covenants contained in this Section 6.18 shall survive the termination of this Agreement.

6.19         Assignment.  This Agreement may not be assigned by Property Manager, nor shall Property Manager delegate any of its duties hereunder, without Owner’s prior written consent (which may be given or withheld in Owner’s sole and absolute discretion).  For purposes of the foregoing, without the prior approval of Owner, a change in a majority of equity interests, or the sale or transfer of all or substantially all of the assets or the merger of Property Manager with any person or entity which results in a change in control of Property Manager shall be deemed an assignment by Property Manager and therefore is not permitted hereunder.  As used in this Agreement, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a person or entity, whether through ownership of voting securities or other interests, by contract or otherwise.  No transfer or assignment by any Property Manager will have the effect of relieving such assignor or transferor of any obligations under this Agreement, and the assigning or transferring party will remain liable for any and all obligations of its assignee (including those relating to the period following such assignment or transfer) as if such assignor or transferor had not made such assignment or transfer.

6.20         Competition.  Other than those properties previously disclosed in writing to Owner, Property Manager does not, directly or indirectly, own, lease, manage or otherwise have an interest in any commercial property of the type and character of the Premises that is within a three (3) mile radius of the Premises (each a “Competing Project”).  If at any time after the effective date of this Agreement, Property Manager intends to own, lease, manage or otherwise take an interest in any commercial property of the type and character of the Premises that is within a three (3) mile radius of the Premises (each also a “Competing Project”), Property Manager shall notify Owner of such fact prior to Property Manager’s involvement.  Property Manager covenants and agrees that it will not actively solicit tenants of the Premises for a Competing Project, by initiating contact with any tenants which occupy space at the Premises, without the prior written consent of Owner.  Property Manager shall disclose in writing to Owner a detailed list of any tenants that have moved or relocated from the Premises (or expanded) to any such Competing Project.  Property Manager shall not use, nor shall Property Manager permit the use of, information or materials obtained by Property Manager in conjunction with its performance of the management services hereunder to compete, directly or indirectly, with the Premises.  The terms of this Section 6.20 shall survive the expiration or earlier termination of this Agreement by twelve (12) months.

6.21         Counterparts.  This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one and the same original.

6.22         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles of such state.

6.23         Venue.  Any suit, action or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with, this Agreement, or the transactions contemplated hereby or thereby, may be brought in any state or federal court in the Commonwealth of Massachusetts, and each party hereto hereby consents to the exclusive jurisdiction of any court in the Commonwealth of Massachusetts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Each party hereto hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby or thereby in any court outside of the Commonwealth of Massachusetts.  Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court.  Without limiting the foregoing, each party agrees that service of process on such party as provided for notice in Section 6.4 shall be deemed effective service of process on such party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Master Property Management Agreement as of the date first above written.

OWNER:

TRT LLC, a Delaware limited liability company

By:	TRT New England Retail Floating Rate Holdco LLC, a Delaware limited liability company, its sole member

	By:	DCTRT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

		By:	Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership, its sole member

			By:	Dividend Capital Total Realty Trust Inc., a Maryland corporation, its general partner

By:
Name: Greg Moran Its: Vice President

TRT LLC, a Delaware limited liability company

	By:	DCTRT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

		By:	Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership, its sole member

			By:	Dividend Capital Total Realty Trust Inc., a Maryland corporation, its general partner

By:
Name: Greg Moran Title: Vice President

[Signature Page]

PROPERTY MANAGER:

KEYPOINT PARTNERS, LLC,
a Massachusetts limited liability company

By:
William A. Lawler, Jr., Member

[Signature Page]

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

BASIC INFORMATION

1.	Owner’s representative and address is:

, LLC
c/o Dividend Capital Total Realty Trust
518 17th Street
Denver, CO 80202
Attn: John Chambers
email: jchambers@dividendcapital.com

2.	Property Manager’s representative and address is:

KeyPoint Partners, LLC
One Burlington Woods Drive
Burlington, MA 01803
Attn: William A. Lawler, Jr.

3.	Addresses of the Premises:

EXHIBIT C

List of Reports
All books, records, and reports must be in accordance with U.S. GAAP

PROPERTY NAME

Owner’s Monthly Report Transmittal Form

For the Month Ended XX/XX/20XX

GAAP (Books on XX/31 basis):
Tenant Sales Report, if applicable
Tenant’s Percentage Rent Report, if applicable
Balance Sheet (Accrual Basis)
Comparative Income Statement: Actual v Budget (Accrual Basis)
Detail Income Statement (Accrual Basis)
Cash Flow Projections/Statements
Trial Balance (MTD & YTD)
General Ledger (Accrual Basis)
Bank Reconciliations
Accounts Receivable Aging
A/R Aging Explanations - Over 60 Days
Allowance for Uncollectible Rent Schedule
Accounts Payable Aging
Check Detail/Check Register
Depreciation/Amortization Schedule
Security Deposit Report
Rent Roll
Reconciliation of Rent Roll to Billing
Management Fee Calculation
Supporting Schedules for all remaining Balance Sheet Accounts

EXHIBIT D

COMPENSATION FOR MANAGEMENT SERVICES

1.             Management Fees:  As full compensation and reimbursement for performing the management services provided for in the Agreement, Owner agrees to pay Property Manager on the tenth (10th) day of each month during the term of this Agreement, as management fees, a monthly amount equal to two and one-half percent (2.5%) of the monthly gross rental collections from the Premises for the previous month.

2.             Monthly Gross Collections:  For all purposes hereof, “monthly gross rental collections” shall mean the total gross monthly collections actually received from Tenants for the Premises, including, without limitation, (a) rent, concession fees, licensing income, and payments made in consideration of the cancellation, surrender or modification of any Lease or made by any reason of any default thereunder or the application of security deposits related thereto (and any interests or penalties accrued thereon) excluding any above-standard improvements amortized into any base rental, (b) real estate taxes, general or special assessments and taxes on rental income (excluding federal income taxes), not paid directly by tenants to the taxing authorities, (c) operational or common area expenses or other such items, including payments or reimbursements by Tenants for operating, maintenance, upkeep and repair expenses or any improvements at the Premises, and (d) water, sewer, fuel and other utility services not separately metered and directly payable by Tenants at the Premises, as applicable; provided, however, monthly gross rental collections shall specifically exclude:  (i) interests paid on any Depository Account, Operating Account, and any security deposit account; (ii) security deposits unless and not until such deposits are applied as rental income upon termination of a lease; (iii) parking revenues when a third-party operator is engaged; (iv) sales taxes and termination payments, except to the extent of previously uncollected rent; (v) employee occupied units or spaces and space allocated or utilized for administrative purposes such as office use or model units; (vi) rents paid more than one month in advance of the due date until the month in which such payments are to apply as rental income; (vii) monies collected for any capital items which are paid by tenants (such as tenant finish or other improvements or monies collected for the repair of any damage to the Premises or any other tenant reimbursement to Owner for cost or damages for which the tenant is responsible); (viii) the value of any concessions, rental abatements or rental forgiveness relative to existing leases, lease assumptions or other inducements (whether set forth in the lease or in a side letter or collateral agreement to the lease) granted to a tenant; (ix) the cost of any lease buy-outs; (x) the cost of above building standard leasehold improvements or the financing thereof provided by Owner; (xi) relocation expenses paid for by Owner; (xii) rentals credited or reimbursements made to any tenant by reason of existing lease assumptions or takeovers and/or Owner takeovers or subleasing, etc.; and (xiii) proceeds from a sale, refinancing, condemnation, hazard or liability insurance, title insurance, tax abatement awards of all or any portion of the Premises, other than loss rental insurance payments.

EXHIBIT E

Insurance Requirements

(a)           Insurance by Owner.  Owner, at its expense, will obtain and keep in force “All Risks” insurance or its equivalent in such amounts as determined appropriate by Owner, insuring against physical damage (e.g., fire and extended coverage endorsement, boiler, and machinery, etc.) and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operating, or maintenance of the property covered by this Agreement.  Property Manager will be covered as an insured in its capacity as a real estate manager on all commercial general liability insurance obtained by Owner.  Owner shall save Property Manager harmless from any liability on account of loss, damage, or injury, to the extent actually insured against by Owner provided:

(i)            Property Manager notifies Owner within five business days after Property Manager receives notice of any such loss, damage or injury;

(ii)           Property Manager takes no action (such as admission of liability) which bars Owner from obtaining any protection afforded by any policy Owner may hold; and

(iii)          Property Manager agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.

Property Manager shall furnish whatever information is requested by Owner for the purpose of establishing the placement of insurance coverages and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder.  Owner shall include in its hazard policy covering the Premises, the personal property, fixtures and equipment located thereon (owned by Owner), appropriate clauses pursuant to which the insurance carriers shall waive the rights of subrogation with respect to losses payable under such policies.

(b)           Property Manager’s Insurance.  Property Manager shall maintain, at its expense, insurance coverages in the following amounts:

(i)            Worker’s Compensation – Coverage A:  Greater of statutory amount or $500,000.

Coverage B:  Employer’s Liability insurance:

$500,000 Each Accident

$500,000 Disease, Policy Limit

$500,000 Disease, Each Employee

Worker’s Compensation policy shall include an Alternate Employers Endorsement WC 00 03 01 naming Owner as Alternate Employer for injuries occurring at “Premises”.

1

(ii)           Commercial General Liability, on an occurrence basis, including Bodily Injury and Property Damage Liability, Personal and Advertising Injury Liability for the following limits:

General Aggregate	$2,000,000

Products - Completed Operations Aggregate	$2,000,000

Each Occurrence	$1,000,000

Personal and Advertising Injury Liability	$1,000,000

Such Commercial General Liability Insurance shall include all premises, operations, products and completed operations coverage, personal and advertising injury coverage, contractual liability coverage, host liquor liability coverage and owned, hired and non-owned auto liability coverage.  Property Manager’s Commercial General Liability policy shall include Real Estate Property Managed Endorsement:  CG 22 70 11 85 and an endorsement deleting the contractual liability exclusion contained in the Personal and Advertising Injury Liability coverage.

(iii)          Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage.

(iv)          Umbrella Policy (occurrence form) in an amount no less than Ten Million Dollars ($10,000,000) each occurrence/$10,000,000 aggregate in excess of the Employer’s Liability, Commercial General Liability and Automobile Liability, and if available, on a commercially reasonable basis, on a per-location basis.  This policy shall provide coverage for defense costs outside the limit of liability.

(v)           Property Manager’s Errors & Omissions Insurance in an amount not less than $1,000,000 per loss, aggregate, prior to September 1, 2007, and $2,000,000 per loss, aggregate, on and after September 1, 2007.

(vi)          Employee Theft Insurance / Comprehensive Crime Insurance in an amount not less than $1,000,000 (covering theft, criminal, fraudulent or dishonest acts) covering all employees, representatives, agents and officers of Property Manager who handle, have access to or are responsible for the revenues and money of the Premises and any other monies or assets of Owner.  All such insurance policies shall be endorsed to name Owner as an Additional Insured and to provide coverage for theft of Owner’s money, securities and other property.  Property Manager hereby assigns all proceeds of any Employee Theft or Comprehensive Crime Insurance or Fidelity Bond as it relates to the Premises, to the Owner and agrees to execute such further assignments and notices thereof as shall be required by the Owner.

(vii)         Property Insurance coverage for personal property of Property Manager.

2

All coverage shall be provided by insurance companies with a current Best’s Rating of A VIII or higher.  At the commencement of this Agreement, Property Manager shall furnish Owner with Certificates of Insurance evidencing coverage as provided above.  All insurance policies shall provide for 30 days’ written notice to Owner prior to the cancellation.  Certificates of Insurance shall be modified so the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision.  At least thirty (30) days prior to the expiration of any such policy, Property Manager will provide to Owner replacement or substitute Certificates of Insurance evidencing the renewal or replacement of the aforesaid policies.

(c)           Contractor’s Insurance.  Property Manager shall require that all contractors and subcontractors brought onto the Premises have insurance coverage, at the contractor’s or subcontractor’s expense, in the following minimum amounts (which amounts may be increased at Owner’s written request, depending on the work to be performed):

(i)            Workman’s Compensation – statutory amount;

(ii)           Employer’s Liability - $500,000/$500,000/$500,000 minimum;

(iii)          Commercial General Liability, occurrence form on a primary and non-contributing basis (naming Owner and Property Manager as Additional Insureds for Ongoing Operations (Form CG 20 33 10/01) and for Completed Operations (Form CG 20 37 10/01), or their equivalent on a combined form) for limits of $1,000,000 per occurrence Combined Single Limit; $2,000,000 aggregate (i.e., such insurance shall include X, C and U coverage, contractual liability, personal and advertising injury protection, (with an endorsement deleting the contractual liability exclusion), completed operations coverage, contractual liability coverage and hold harmless provision in favor or Owner and Property Manager);

(iv)          Auto Liability (owned, hired and non-owned) - $1,000,000 minimum; and

(v)           Property Insurance coverage for tools and equipment brought onto and/or used on the Property by the subcontractor – an amount equal to the replacement costs of all such tools and equipment.

Each contractor and subcontractor shall maintain Products and Completed Operations Insurance for a period of time no less than the applicable Statute of Repose in the applicable State following the completion of any work, and each contractor shall continue to provide evidence of such coverage to the Property Manager on an annual basis during the aforementioned period, including all of the terms of such insurance.

All coverage shall be provided by insurance companies with a current Best’s Rating of A VII or higher.  All insurance policies shall provide for 30 days’ written notice to Owner and Property Manager prior to the cancellation or material change of any insurance referred to therein.  Certificates of Insurance shall be modified so the words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the certificate form’s cancellation provision.

3

Property Manager must obtain Owner’s prior permission to waive any of the above requirements.  Property Manager shall obtain and keep on file a certificate of insurance that shows the contractor is so insured.

(d)           Investigation of Claims.  Property Manager shall promptly investigate and make a full, timely and written report to any insurance company providing coverage, with a copy to Owner, of all accidents, claims or damage relating to the ownership, operation and maintenance of the Premises, any damage or destruction to all or any part of such Premises and the estimated cost of repair thereof, and shall prepare any and all further reports required by any such insurance company in connection therewith.  Property Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, exceeding $5,000, without the prior written consent of Owner.

4